NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE SOLD OR TRANSFERRED UNLESS THE REGISTRATION PROVISIONS OF THE SAID ACT AND APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH OR UNLESS COMPLIANCE WITH SUCH PROVISIONS IS NOT REQUIRED.

November 30, 2006

NEXMED, INC.
COMMON STOCK PURCHASE WARRANT

Void after November 29, 2010

This Warrant (the “Warrant”) entitles METRONOME LPC 1, INC., a Delaware corporation, including any successors or assigns, the “Holder”), for value received, to purchase from NEXMED, INC., a Nevada corporation, at any time and from time to time, subject to the terms and conditions set forth herein, during the period starting from 5:00 p.m. on the Initial Exercise Date to 5:00 p.m., Eastern time, on the Expiration Date, at which time this Warrant shall expire and become void, all or any portion of the vested Warrant Shares at the Exercise Price. This Warrant also is subject to the following terms and conditions:

1.  Definitions. As used in this Warrant, the following terms shall have the respective meanings set forth below or elsewhere in this Warrant as referred to below:

“Additional Stock” has the meaning set forth in Section 4.5(ii).

“Affiliate” of any Person means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, as such terms are used and construed under Rule 144 of the Securities Act of 1933.

“Closing Date” means the date of the closing of the transactions contemplated under the Purchase Agreement.

“Common Stock” means the common stock, $.001 par value per share, of the Company (including any securities into which or for which such shares may be exchanged for, or converted into, pursuant to any stock dividend, stock split, stock combination, recapitalization, reclassification, reorganization or other similar event).

“Common Stock Outstanding” has the meaning set forth in Section 4.5(i)(A).

“Company” means NexMed, Inc., a Nevada corporation.

“Exercise Price” means, as applicable and as adjusted from time to time pursuant to the terms of this Warrant, a price per share equal to $0.5535; provided, however, the adjustments set forth in Section 4.5 shall not in any event reduce the Exercise price to a price less than $0.48 per share, which figure shall be appropriately and equitably adjusted for any stock splits, stock dividends, spin-offs and similar such events.

“Expiration Date” means November 29, 2010, or such earlier date as may result pursuant to Section 4.6.

“Fair Market Value” shall mean the value determined by the Company's Board of Directors in good faith; provided, however, that where there exists a public market for the Common Stock at the time of such exercise, the fair market value per shall be the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq Capital Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five trading days prior to the date of determination of Fair Market Value.

“Holder” has the meaning set forth in the preamble of this Warrant.

"Initial Exercise Date" means November 30, 2006.

“Person” (whether or not capitalized) means an individual, entity, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

“Purchase Agreement” means that certain Securities Purchase Agreement dated November 30, 2006, by and between the Company, NexMed (U.S.A.), Inc. and Metronome LPC 1, Inc.

“SEC” means the Securities and Exchange Commission.

“Warrant Shares” means an aggregate of 500,000 shares of Common Stock, after giving effect to all adjustments thereto provided for herein, including, without limitation, those set forth in Section 4 hereof.

2.  Exercise of Warrant

2.1.   Method of Exercise; Vesting. Subject to all of the terms and conditions hereof, this Warrant may be exercised in whole or in part, at any time and from time to time during the period commencing on the Initial Exercise Date and ending on the Expiration Date. Exercise shall be by presentation and surrender to the Company at its principal office of this Warrant and the notice and subscription form annexed hereto, executed by the Holder, which shall indicate the number of shares for which the Holder intends to exercise this Warrant, together with payment to the Company in accordance with Section 3 hereof in an amount equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise. Upon and as of receipt by the Company of such properly completed and duly executed notice and subscription form accompanied by payment as herein provided, the Holder shall be deemed to be the Holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then actually be, or have been, delivered to the Holder.

2.2.  Delivery of Stock Certificates on Exercise. As soon as practicable after the exercise of this Warrant, and in any event within three (3) business days thereafter, the Company, at its expense, and in accordance with applicable securities laws, will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct (subject in all cases, to the provisions of Section 6 hereof), a certificate or certificates for the number of Warrant Shares purchased by the Holder on such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the Fair Market Value.

2.3.   Shares To Be Fully Paid and Nonassessable. All Warrant Shares issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable, free of all liens, taxes, charges and other encumbrances or restrictions on sale (other than those set forth herein).

2.4.   Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Warrant. With respect to any fraction of a share of Common Stock called for upon any exercise hereof, the Company shall make a cash payment to the Holder as set forth in Section 2.2 hereof.

2.5.   Issuance of New Warrants; Company Acknowledgment. Upon any partial exercise of this Warrant, the Company, at its expense, will forthwith and, in any event within three (3) business days, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the Warrant Shares. Moreover, the Company shall, at the time of any exercise of this Warrant, upon the request of the Holder, acknowledge in writing its continuing obligation to afford to the Holder any rights to which the Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant; provided, however, that if the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Holder any such rights.

2.6.   Payment of Taxes and Expenses. The Company shall pay any recording, filing, stamp or similar tax which may be payable in respect of any transfer involved in the issuance of, and the preparation and delivery of certificates (if applicable) representing, (i) any Warrant Shares purchased upon exercise of this Warrant and/or (ii) new or replacement warrants in the Holder's name or the name of any transferee of all or any portion of this Warrant.

3.  Payment of Exercise Price. The Exercise Price for the Warrant Shares being purchased may be paid (i) in cash, by certified check or by wire transfer to an account designated in writing by the Company and (ii) by cancellation of indebtedness owing from the Company to the Holder or (iii) any combination of the methods described in the foregoing clauses (i) and (ii). In lieu of exercising this Warrant via clauses (i)-(iii) in this Section 3, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant, in which event the Company shall issue to the Holder a number of shares of Common Stock of the Company computed using the following formula:

X=Y (A-B)
A
X=	the number of Shares to be issued to the Holder;
Y=	the number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation);
A=	the Fair Market Value (as defined below) of one Share (at the date of such calculation); and
B=	the Exercise Price (as adjusted to the date of such calculation).

If the above calculation results in a negative number, then no shares of Common Stock shall be issued or issuable upon conversion of this Warrant.

4.  Adjustment of Exercise Price and Warrant Shares. The Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4. Upon each adjustment of the Exercise Price pursuant to Section 4.1 or 4.2, the Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, and the number of Warrant Shares subject to this Warrant shall be deemed adjusted to represent, the number of Warrant Shares obtained by multiplying the Exercise Price in effect immediately prior to the adjustment of the Exercise Price by the number of Warrant Shares purchasable hereunder immediately prior to the adjustment of the Exercise Price and dividing the product thereof by the Exercise Price resulting from such adjustment.

4.1.   Subdivision or Combination of Stock. If at any time or from time to time after the date hereof, the Company shall subdivide (by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be reduced proportionately, and conversely, in the event the outstanding shares of Common Stock shall be combined (whether by stock combination, reverse stock split or otherwise) into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be increased proportionately. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 4.1.

4.2.   Adjustment for Stock Dividends. If at any time after the date hereof, the Company shall declare a dividend or make any other distribution upon any class or series of stock of the Company payable in shares of Common Stock or securities convertible into shares of Common Stock, the Exercise Price shall be adjusted proportionately to reflect the issuance of any shares of Common Stock or convertible securities, as the case may be, issuable in payment of such dividend or distribution. The Exercise Price as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 4.2.

4.3.  Adjustments for Reclassifications. If the Warrant Shares issuable upon the exercise of this Warrant shall be changed into the same or a different number of shares of any class(es) or series of stock, whether by reclassification or otherwise (other than an adjustment under Sections 4.1 and 4.2 or a merger, consolidation, or sale of assets provided for under Section 4.4), then and in each such event, the Holder hereof shall have the right thereafter to convert each Warrant Share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, or other change by holders of the number of shares of Warrant Shares into which such Warrant Shares would have been convertible immediately prior to such reclassification or change, all subject to successive adjustments thereafter from time to time pursuant to and in accordance with, the provisions of this Section 4.

4.4.   Adjustments for Merger or Consolidation. In the event that, at any time or from time to time after the date hereof, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other Person, or (c) sell or transfer all or substantially all of its properties or assets or more than 50% of the voting capital stock of the Company (whether issued and outstanding, newly issued, from treasury, or any combination thereof) to any other person under any plan or arrangement contemplating the consolidation or merger, sale or transfer, or dissolution of the Company, then, in each such case, the Holder, upon the exercise of this Warrant as provided in Section 2.1 hereof at any time or from time to time after the consummation of such reorganization, consolidation, merger or sale or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Warrant Shares issuable on such exercise immediately prior to such consummation or such effective date, as the case may be, the stock and property (including cash) to which the Holder would have been entitled upon the consummation of such consolidation or merger, or sale or transfer, or in connection with such dissolution, as the case may be, if the Holder had so exercised this Warrant immediately prior thereto (assuming the payment by the Holder of the Exercise Price therefor as required hereby in a form permitted hereby, which payment shall be included in the assets of the Company for the purposes of determining the amount available for distribution), all subject to successive adjustments thereafter from time to time pursuant to, and in accordance with, the provisions of this Section 4.

4.5.  Exercise Price Adjustments of Warrant for Certain Dilutive Issuances. The Exercise Price shall be subject to adjustment from time to time as follows:

(i) (A) If the Company issues, on or after the date hereof any Additional Stock (as defined below) without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the issuance of such Additional Stock, the Exercise Price shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at such Exercise Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4.5(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon exercise of outstanding stock options and (3) Common Stock issuable upon exercise of outstanding warrants. Shares described in (1) through (3) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Exercise Price for the Warrant shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4.5(i)(E)(3) and 4.5(i)(E)(4), no adjustment of the Exercise Price pursuant to this Section 4.5(i) shall have the effect of increasing the Exercise Price above the Exercise Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash to an Affiliate, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4.5(i)(C) and 4.5(i)(D)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential anti-dilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon exercise of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent exercise or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential anti-dilution adjustments) upon the exercise or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.5(i)(C) and 4.5(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon exercise of or in exchange for such convertible or exchangeable securities, the Exercise Price of the Warrant, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the Exercise or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Exercise Price of the Warrants, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the exercise or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4.5(i)(E)(1) and 4.5(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Sections 4.5(i)(E)(3) or 4.5(i)(E) (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.5(i)(E)) by the Company on or after the Closing Date other than:

(A) Common Stock issued pursuant to a transaction described in Section 4 hereof;

(B) Common Stock issued pursuant to stock option plan(s) adopted by the Company.

(C) Common Stock issued pursuant to an underwritten public offering;

(D) Common Stock issued in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, approved by the Company’s Board of Directors;

(E) Common Stock issued or deemed issued pursuant to Section 4.5(i)(E) as a result of a decrease in the Exercise Price of any series of Common Stock resulting from the operation of this Section 4.5;

(F) Common Stock issued for cash, or the foregiveness of bona fide indebtedness of the Company, to any non-Affiliate; and

(G) Common Stock issued to pay interest on Senior Secured Note(s) or the Tailwind Debt (each as defined in the Purchase Agreement).

4.6.   Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any such transfer) referred to in this Section 4, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of Common Stock and other securities and property receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such Common Stock or other securities, including, in the case of any such transfer, the Person acquiring all or substantially all of the properties or assets or more than 50% of the voting capital stock of the Company (whether issued and outstanding, newly issued or from treasury or any combination thereof), whether or not such Person shall have expressly assumed the terms of this Warrant.

4.7.   Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price and number of Warrant Shares pursuant to this Section 4, this Warrant shall, without any action on the part of the Holder, be adjusted in accordance with this Section 4, and the Company, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company will forthwith send a copy of each such certificate to the Holder in accordance with Section 9.4 below.

5.  Notices of Record Date. Upon (a) any establishment by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or right or option to acquire securities of the Company, or any other right, or (b) any capital reorganization, reclassification, recapitalization, merger or consolidation of the Company with or into any other corporation, any transfer of all or substantially all the assets of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or the sale, in a single transaction, of a majority of the Company’s voting stock (whether newly issued, or from treasury, or previously issued and then outstanding, or any combination thereof), the Company shall mail to the Holder at least ten (10) business days, or such longer period as may be required by law, prior to the record date specified therein, a notice specifying (i) the date established as the record date for the purpose of such dividend, distribution, option or right and a description of such dividend, distribution, option or right, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, or sale is expected to become effective and (iii) the date, if any, fixed as to when the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

6.  Exchange of Warrant. Subject to the provisions of Section 7 hereof (if and to the extent applicable), this Warrant shall be exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new warrants of like tenor, each registered in the name of the Holder or in the name of such other persons as the Holder may direct (upon payment by the Holder of any applicable transfer taxes). Each of such new warrants shall be exercisable for such number of Warrant Shares as the Holder shall direct, provided that all of such new warrants shall represent, in the aggregate, the right to purchase the same number of Warrant Shares and cash, securities or other property, if any, which may be purchased by the Holder upon exercise of this Warrant at the time of its surrender.

7.  Transfer Provisions, etc.

7.1.  Legends. Each certificate representing any Warrant Shares issued upon exercise of this Warrant, and of any shares of Common Stock into which such Warrant Shares may be converted, shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER SAID ACT.”

7.2.  Mechanics of Transfer.

(a)  Any transfer of all or any portion of this Warrant (and the Warrant Shares), or of any interest herein or therein, that is otherwise in compliance with applicable law shall be effected by surrendering this Warrant to the Company at its principal office, together with a duly executed form of assignment, in the form attached hereto. In the event of any such transfer of this Warrant, the Company shall issue a new warrant or warrants of like tenor to the transferee(s), representing, in the aggregate, the right to purchase the same number of Warrant Shares and cash, securities or other property, if any, which may be purchased by the Holder upon exercise of this Warrant at the time of its surrender.

(b)  In the event of any transfer of all or any portion of this Warrant in accordance with Section 7.2(a) above, the Company shall issue (i) a new warrant of like tenor to the transferee, representing the right to purchase the number of Warrant Shares, and cash, securities or other property, if any, which were purchasable by the Holder of the transferred portion of this Warrant, and (ii) a new warrant of like tenor to the Holder, representing the right to purchase the number of Warrant Shares, and cash, securities or other property, if any, purchasable by the Holder of the un-transferred portion of this Warrant. Until this Warrant or any portion thereof is transferred on the books of the Company, the Company may treat the Holder as the absolute holder of this Warrant and all right, title and interest therein for all purposes, notwithstanding any notice to the contrary.

7.3.  No Restrictions on Transfer. Subject to the Company’s receipt of representations from the transferee comparable to those in Sections 5.5, 5.6, and 5.8 of the Purchase Agreement, to the extent applicable, and compliance with applicable securities laws, this Warrant and any portion hereof, the Warrant Shares and the rights hereunder may be transferred by the Holder in its sole discretion at any time and to any Person or Persons, including without limitation Affiliates and affiliated groups of such Holder, without the consent of the Company.

7.4.  Warrant Register. The Company shall keep at its principal office a register for the registration, and registration of transfers, of the Warrants. The name and address of each Holder of one or more of the Warrants, each transfer thereof and the name and address of each transferee of one or more of the Warrants shall be registered in such register. The Company shall give to any Holder of a Warrant promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of the Warrants.

8.  Lost, Stolen or Destroyed Warrant. Upon receipt by the Company of evidence satisfactory to it of loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of a customary affidavit of the Holder and indemnity agreement, or, in the case of mutilation, upon surrender of this Warrant, the Company at its expense will execute and deliver, or will instruct its transfer agent to execute and deliver, a new Warrant of like tenor and date, and any such lost, stolen or destroyed Warrant thereupon shall become void.

9.  General.

9.1.  Authorized Shares, Reservation of Shares for Issuance. At all times while this Warrant is outstanding, the Company shall maintain its corporate authority to issue, and shall have authorized and reserved for issuance upon exercise of this Warrant, such number of shares of Common Stock, any other capital stock or other securities as shall be sufficient to perform its obligations under this Warrant (after giving effect to any and all adjustments to the number and kind of Warrant Shares purchasable upon exercise of this Warrant).

9.2.  No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, sale or other transfer of any of its assets or properties, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereunder against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the amount payable therefor on such exercise, and (b) will take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

9.3.  No Rights as Stockholder. The Holder shall not be entitled to vote or to receive dividends or to be deemed the holder of Common Stock that may at any time be issuable upon exercise of this Warrant for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings (except to the extent otherwise provided in this Warrant), or to receive dividends or subscription rights, until the Holder shall have exercised this Warrant and been issued Warrant Shares in accordance with the provisions hereof.

9.4.  Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or delivered by overnight courier or mailed by first class registered or certified mail, postage prepaid, return receipt requested, or sent by fax machine, addressed as follows:

(a)  if to the Company at:

NexMed, Inc.
89 Twin Rivers Drive
East Windsor, New Jersey
Fax:
Attn:

with copies to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Fax: (212) 940-8776
Attn: Robert L. Kohl

(b)  if to the Holder, at the Holder's address appearing in the books maintained by the Company.

10.  Amendment and Waiver. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. The terms of this Warrant may be amended, modified or waived only with the written consent of the Company and the Holder.

11.  Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, as such laws are applied to contracts entered into and wholly to be performed within the State of Delaware and without giving effect to any principles of conflicts or choice of law that would result in the application of the laws of any other jurisdiction.

12.  Covenants To Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

13.  Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

14.  Construction. The definitions of this Warrant shall apply equally to both the singular and the plural forms of the terms defined. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The section and paragraph headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

15.  Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Warrant or where any provision hereof is validly asserted as a defense, the successful party to such action or proceeding shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

IN WITNESS WHEREOF, the Company has executed this Common Stock Purchase Warrant as of November 30, 2006.

NEXMED, INC. By:/s/ Mark Westgate Name: Mark Westgate Title: Vice President and Chief Financial Officer

NOTICE AND
SUBSCRIPTION

To:	NEXMED, INC.	Date:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached Warrant for, and to exercise thereunder, __________ shares of Common Stock, of NEXMED, INC., a Nevada corporation, and tenders herewith payment of $__________, representing the aggregate purchase price for such shares based on the price per share provided for in such Warrant. Such payment is being made in accordance with [Section 3(i)] [Section 3(ii)] [Section 3(iii)] of the attached Warrant.

Please issue a certificate or certificates for such shares of Common Stock in the following name or names and denominations and deliver such certificate or certificates to the person or persons listed below at their respective addresses set forth below:

If said number of shares of Common Stock shall not be all the shares of Common Stock issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares of Common Stock less any fraction of a share of Common Stock paid in cash.

Dated: ___________, ____
Signature

FORM OF ASSIGNMENT

(To be executed upon assignment of Warrant)

For value received, __________________________________ hereby sells, assigns and transfers unto __________________ the attached Warrant [__% of the attached Warrant], together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ____________________ attorney to transfer said Warrant [said percentage of said Warrant] on the books of NexMed, Inc., a Nevada corporation, with full power of substitution in the premises.

If not all of the attached Warrant is to be so transferred, a new Warrant is to be issued in the name of the undersigned for the balance of said Warrant.

The undersigned hereby agrees that it will not sell, assign, or transfer the right, title and interest in and to the Warrant unless applicable federal and state securities laws have been complied with.

Dated: ___________, ____
Signature